UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 3, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported by Tigrent Inc. (the “Company”), on May 3, 2010, the Board of Directors of the Company elected James K. Bass as a new independent director to its Board and Jason Hammerman resigned as a director.   With these changes, the Board now consists of three (3) independent directors and one (1) management director.  Mr. Bass will serve as Chairman of the Company’s Governance and Nominating Committee.  Mr. Bass will also serve on the Company’s Audit Committee.

From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001.  From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of General Electric Corporation. Since September 2000, Mr. Bass has served on the Board of Directors of TTM Technologies, Inc., a manufacturer of complex printed circuit boards used in sophisticated electronic equipment.  Mr. Bass holds a B.S.M.E. degree from Ohio State University.

Mr. Bass will be paid fees consistent with the fees to be received by the existing independent directors for service as members of the Board of Directors of the Company.  Mr. Bass will receive an additional quarterly fee of $1,250 for service as Chairman of the Governance and Nominating Committee.  In addition, Mr. Bass will receive a one-time payment of $15,000, the after-tax proceeds of which are to be used to purchase shares of the Company’s common stock on the open market.   Except for the foregoing, there are no transactions between Mr. Bass and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01   Financial Statements and Exhibits

99.1  Press Release dated May 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2010	TIGRENT INC.

/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release Dated May 3, 2010